Exhibit 24.1

Power of Attorney

The undersigned directors of Diversey Holdings, Inc. hereby constitute and appoint Edward F. Lonergan and Norman Clubb, or any of them, with full power of substitution and resubstitution, as attorneys or attorney of the undersigned, to sign and file under the Securities Act of 1933, as amended, (1) a registration statement on Form S-4 relating to the registration of Diversey Holdings, Inc.’s $250,000,000, 10.50% Senior Notes due 2020 to be issued in exchange for Diversey Holdings, Inc.’s outstanding $250,000,000, 10.50% Senior Notes due 2020, (2) any registration statement related to the offering which is effective immediately upon filing pursuant to Rule 462(b) under said Act, and (3) any and all amendments, supplements and exhibits to such registration statement, including post-effective amendments, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining to such registration statements or amendments, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, hereby ratifying and approving the acts of said attorney and any of them and any such substitute.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 2nd day of April, 2010.

/s/ S. Curtis Johnson III	/s/ James G. Berges
S. Curtis Johnson III	James G. Berges
Director and Chairman	Director

/s/ Todd C. Brown	/s/ Robert M. Howe
Todd C. Brown	Robert M. Howe
Director	Director

/s/ George K. Jaquette	/s/ Helen P. Johnson-Leipold
George K. Jaquette	Helen P. Johnson-Leipold
Director	Director

/s/ Philip W. Knisely	/s/ Richard C. Levin
Philip W. Knisely	Richard C. Levin
Director	Director

/s/ Clifton D. Louis	/s/ Richard J. Schnall
Clifton D. Louis	Richard J. Schnall
Director	Director